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THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G FILED ON FEBRUARY 15, 2002 PURSUANT
TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)

                                  BRIAZZ, INC.
                                  ------------
                                (Name of Issuer)

                      COMMON STOCK, NO PAR VALUE PER SHARE
                      ------------------------------------
                         (Title of Class of Securities)

                                    10782M104
                                    ---------
                                  CUSIP Number)

                                DECEMBER 31, 2001
                                -----------------
             Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 [ ]       Rule 13d-1(b)

 [ ]       Rule 13d-1(c)

 [x]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.:  10782M104

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---------------------                                          -----------------
CUSIP NO:  10782M104                                                 PAGE 2 OF 4
---------------------                                          -----------------

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   1.     Name of Reporting Person: HOWARD D. SCHULTZ
          I.R.S. Identification No. of Above Persons (Entities Only): N/A

-------------------------------------------------------------------------------
   2.     Check the Appropriate Box If a Member of A Group*             (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3.     SEC Use Only
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   4.     Citizenship or Place of Organization:  UNITED STATES OF AMERICA


-------------------------------------------------------------------------------
                        5.     Sole Voting Power:         387,997
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6.     Shared Voting Power:       0
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING             7.     Sole Dispositive Power:    387,997
 PERSON WITH
                       --------------------------------------------------------
                        8.     Shared Dispositive Power:  0

-------------------------------------------------------------------------------
   9.     Aggregate Amount Beneficially Owned by Each Reporting Person:

          387,997
-------------------------------------------------------------------------------
  10.     Check Box if the Aggregate Amount in Row (9) Excludes Certain
          Shares*:                                                           [ ]
-------------------------------------------------------------------------------
  11.     Percent of Class Represented by Amount in Row 9: 6.5%


-------------------------------------------------------------------------------
  12.     Type of Reporting Person*:   IN


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                                                                    PAGE 3 OF 4

ITEM 1.

        (a)    NAME OF ISSUER:  Briazz, Inc.

        (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                                 3901 7th Avenue South
                                 Suite 200
                                 Seattle, 98108-5206
ITEM 2.

        (a)    NAME OF PERSON FILING:  Howard D. Schultz

        (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                             2401 Utah Avenue South
                             Seattle, Washington  98134

        (c)    CITIZENSHIP:  United States of America

        (d)    TITLE OF CLASS OF SECURITIES:  Common Stock, No Par Value Per
                                              Share

        (e)    CUSIP NUMBER:  10782M104

ITEM 3.  FILINGS PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c):  Not Applicable

ITEM 4.  OWNERSHIP.

        Please refer to Items 5-11 on the cover page of this Schedule 13G for beneficial ownership information as of December 31, 2001.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

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                                                                     PAGE 4 OF 4

ITEM 10. CERTIFICATION.

         Not applicable.


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   Date:  February 14, 2002


                                                   /s/ Howard D. Schultz
                                                   ----------------------------
                                                   Howard D. Schultz